Amended And Restated

                                  Service Plan

                                       of

                        THE WRIGHT ASSET ALLOCATION TRUST



                  WHEREAS, The Wright Asset Allocation Trust (the "Trust") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

                  WHEREAS, Wright Investors Service Distributors, Inc. (the "Distributor") provides, or arranges for others ("Intermediaries") to provide, account administration and personal and account maintenance services to shareholders of Wright Managed Growth Fund, Wright Managed Growth with Income Fund and Wright Managed Income with Growth Fund (each a "Fund");

                  WHEREAS, the Trust, on behalf of each class of each Fund, intends to reimburse the Distributor for its expenses in providing, or arranging for Intermediaries to provide, these services; and

                  WHEREAS, the Trustees of the Trust have determined that there is a reasonable likelihood that adoption of this Service Plan will benefit each class of each Fund and its respective shareholders.

                  NOW, THEREFORE, the Trust hereby adopts this Service Plan (this "Plan") on behalf of each class of each Fund containing the following terms and conditions:

     1. The Trust, on behalf of each class of each Fund, is authorized to reimburse the Distributor for expenses incurred in providing, or arranging for Intermediaries to provide, account administration and personal and account maintenance services to beneficial owners of the shares of that class and Fund. The amount of such reimbursements paid during any one year with respect to each class of each Fund shall not exceed .25% of the average daily net assets of that class. Such compensation shall be calculated and accrued daily and paid monthly.

     2. Account administration and personal and account maintenance services and expenses for which the Distributor may be reimbursed pursuant to this Plan include, without limitation, (a) acting, or arranging for Intermediaries to act, as the record holder and nominee of all shares of each class of each Fund beneficially owned by customers of the Intermediaries ("Customers"); (b) establishing and maintaining individual accounts and records with respect to shares owned by Customers; (c) providing facilities to answer questions and respond to correspondence with Customers and other investors about the status of their accounts or about other aspects of each Fund; (d) processing and issuing confirmations concerning Customer orders to purchase, redeem and exchange shares promptly and in accordance with the then effective prospectus for shares of each Fund; (e) receiving and transmitting funds representing the purchase price or redemption proceeds of such shares; (f) responding to investor requests for prospectuses and statements of additional information; (g) displaying and making prospectuses available on the Intermediary's premises; (h) assisting Customers in completing application forms, selecting dividend and other account options and opening custody accounts with the Intermediary; (i) acting as liaison between Customers and the Funds, including obtaining information about the Funds, assisting the Funds in correcting errors and resolving problems; and (j) providing such statistical and other information as may be reasonably requested by the Funds or necessary for the Funds to comply with applicable federal or state laws.

     3. This Plan shall not take effect until after it has been approved by both a majority of (a) those Trustees of the Trust who are not "interested persons" of the Trust (as defined in the Act) and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Independent Trustees"), and (b) all of the Trustees then in office, cast in person at a meeting (or meetings) called for the purpose of voting on this Plan.

     4. Any agreements related to this Plan shall not take effect until approved in the manner provided for approval of this Plan in paragraph 3.

     5. This Plan shall continue in effect until February 28, 2001 and from year to year thereafter for so long as such continuance after February 28, 2001 is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3.

     6. The persons authorized to direct the disposition of monies paid or payable by each Fund pursuant to this Plan or any related agreement shall be the President or any Vice President of the Trust. Such persons shall provide to the Trustees and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

     7. This Plan may be terminated as to any Fund or with respect to any class of shares of a Fund at any time by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities of the particular Fund or class. If the Plan is terminated with respect to a particular Fund or class or is not continued by the Trustees and no successor plan is adopted, such Fund or class shall cease to make service payments to the Distributor.

     The term "vote of a majority of the outstanding voting securities of the particular Fund or class" shall mean the vote of the lesser (a) 67 per cent or more of the shares of that Fund or class present or represented by proxy at the meeting if the holders of more than 50 per cent of the outstanding shares of that Fund or class are present or represented by proxy at the meeting, or (b) more than 50 per cent of the outstanding shares of the Fund or class.

     8. No material amendment to the Plan shall be made unless approved in the manner provided for approval and annual continuance in paragraph 3 hereof.

     9. While this Plan is in effect, the selection and nomination of the Independent Trustees shall be committed to the discretion of the Independent Trustees.

     10. The Trust shall preserve copies of this Plan, any related agreements and all reports made pursuant to paragraph 6 hereof for a period of not less than six years from the date of this Plan, the agreements or such reports, as the case may be, the first two years in an easily accessible place.


         Dated:  ______________, 2000

   IN WITNESS WHEREOF, the Trust has executed this Service Plan on

_____________, 2000.

                                    THE WRIGHT ASSET ALLOCATION TRUST

                                By:

                                     ----------------------
                                          Peter M. Donovan
                                          President
Attest:


---------------------

Janet E. Sanders
Assistant Secretary